EXHIBIT 10.8

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, STEADFAST ASSET HOLDINGS, INC., a California corporation (“Assignor”), hereby assigns to SIR HUFFMEISTER VILLAS, LLC, a Delaware limited liability company (“Assignee”), that portion of Assignor’s rights and obligations under and in regard to that certain Real Estate Purchase and Sale Agreement dated August 23, 2012 (as may have been or may hereafter be amended, the “Purchase Agreement”), by and among TEL-LA Villas Kingwood, LLC, TEL-LA Champion Forest, LLC, TEL-LA Carrington Huffmeister, LLC, TEL-LA Villas Huffmeister, LLC, TEL-LA Riata Ranch, LLC and TEL-LA Carrington Place Apartments, LLC, each a Delaware limited liability company, and Assignor for the purchase and sale of that certain portfolio of real properties located in the Houston, Texas area (“Portfolio”).

Pursuant to Article 10 of the Purchase Agreement, Assignee hereby agrees to and shall assume, perform and be fully responsible for the performance of all of the obligations of Assignor under the Purchase Agreement only as and to the extent relating solely to that portion of the Portfolio commonly known as the Villas at Huffmeister, as more particularly described in Exhibit A attached hereto (the “Assigned Property”). Assignor’s assumption of the obligations under the Purchase Agreement relating to the Assigned Property will be completely several (and not joint) from all obligations under the Purchase Agreement relating to any other property in the Portfolio, and Assignee shall have no liability or obligation of any nature under the Purchase Agreement with respect to any property in the Portfolio other than the Assigned Property, or otherwise under the Purchase Agreement. Nothing contained herein, however, shall release Assignor from the obligations of Assignor or Assignee to perform in accordance with the terms of the Purchase Agreement. Assignor and Assignee shall be jointly and severally liable for all of the representations, warranties, indemnities, waivers, releases and other obligations and undertakings set forth the Purchase Agreement only as and to the extent relating to the Assigned Property.

All of the provisions, covenants and agreements contained in this Assignment shall extend to and be binding upon the respective legal representatives, successors and assigns of Assignor and Assignee. This Assignment represents the entire agreement between Assignor and Assignee with respect to the subject matter of the Assignment, and all prior or contemporaneous agreements regarding such matters are hereby rendered null and void and of no force and effect.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

WITNESS THE EXECUTION HEREOF, as of this 4 day of October, 2013.

ASSIGNOR:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Dinesh Davar
Name:	Dinesh Davar
Its:	Chief Financial Officer

ASSIGNEE:

SIR HUFFMEISTER VILLAS, LLC, a Delaware limited liability company
Delaware limited liability company

By: Steadfast Income Advisor, LLC, a
Delaware limited liability company, its Manager

By:	/s/ Kevin J. Keating
Name:	Kevin J. Keating
Its:	Chief Accounting Officer

EXHIBIT A

ASSIGNED PROPERTY

Villas at Huffmeister:

A 22.03 acre tract of/and out of the S.C. Rice Survey A-655. Harris County, Texas, being the
Huffmeister Apartments Subdivision as per the map or plat thereof recorded in Volume 610,
Page 27 of the Harris County, Texas Map Records.